Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Damian McIntosh/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	Media Contact: Janet Vasquez
949.727.3157	212.825.3210

CORTEX REPORTS THIRD QUARTER RESULTS

IRVINE, CA (November 14, 2005) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $2,530,000 ($0.08 per share) for the quarter ended September 30, 2005, compared with a net loss of $1,511,000 ($0.05 per share) for the corresponding prior year period. For the nine months ended September 30, 2005, Cortex reported a net loss of $7,867,000 ($0.24 per share) compared with a net loss of $3,699,000 ($0.14 per share) for the corresponding prior year period. Increased net losses in the current year periods primarily reflect research and development expenses, including amounts for the AMPAKINE® compound, CX717, which is currently in Phase IIa studies in Attention Deficit Hyperactivity Disorder, mild to moderate Alzheimer’s disease and a shift work protocol being conducted by DARPA (Defense Advanced Research Projects Agency). Results from these studies are anticipated during the first quarter of 2006. The enrollment phase of the ADHD study was completed before the end of October 2005, while the shift work protocol is just being initiated by DARPA.

Increased net losses relative to the prior year periods also reflect decreased research revenues due to the end of research support from the October 2002 amendment to Cortex’s collaborative agreement with Servier. Cortex continues to receive research support approximating $2,220,000 per year from Servier under the October 2000 collaborative agreement, as extended in late 2003.

Increased administrative expenses related to fees for preparing the Company’s assessment of its internal control system as of December 31, 2005, as required by The Sarbanes-Oxley Act of 2002.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues	$625	$1,175	$1,971	$3,555
Operating expenses:
Research and development	2,444	2,042	7,818	5,289
General and administrative	816	664	2,294	1,800
Non-cash stock compensation charges	57	50	119	267

Total operating expenses	3,317	2,756	10,231	7,356

Loss from operations	(2,692)	(1,581)	(8,260)	(3,801)
Interest income, net	162	70	476	206
Increase in fair value of common stock warrants	—	—	(64)	—
Amortization of capitalized financing costs	—	—	(19)	(104)

Net loss applicable to common stock	$(2,530)	$(1,511)	$(7,867)	$(3,699)

Loss per share:
Basic and diluted	$(0.08)	$(0.05)	$(0.24)	$(0.14)
Shares used in basic and diluted calculation	32,671	28,355	32,653	27,405

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2005 (Unaudited)	December 31, 2004
Assets:
Cash and cash equivalents	$2,939	$9,157
Marketable securities	17,196	18,838
Accounts receivable	23	42
Other current assets	212	318

	20,370	28,355
Furniture, equipment and leasehold improvements, net	454	388
Capitalized financing costs	—	1,136
Other	33	33

Total assets	$20,857	$29,912

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,848	$1,907
Unearned revenue — current	137	377
Non-current liabilities	68	23
Common stock warrants	—	3,958
Stockholders’ equity	18,804	23,647

Total liabilities and stockholders’ equity	$20,857	$29,912

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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